EXHIBIT 7s

                             Lease Offer Letter

Date: June30, 1999


Attn.: Timothy Chen

Dear Sirs

       Re: House No.102, Greenwich Drive/Path
           The Four Seasons, 983 Huamu Road Pudong
           New District Shanghai, China

We are pleased to offer' you a tenancy of the above premises on the following conditions.

1.    Landlord

Baywater Developments (Shanghai) Limited
Lots 2&3, West Huamu Neihuan Line
Pudong New District, Shanghai
China, 20204

2.    Tenant

Stephen & Nancy Langley
China Peregrine' Food Corp-
11300 US Highway One,
Suite 202, North Palm Beach, FL 33408

3.    Premises

House No 102 Greenwich, Drive/Path, 983 Huamu Road, Pudong New District Shanghai which for the purpose of identification only is shown outlined and colored pink on the attached plan.

4.    Area

Gross Floor Area 278.66 square meters approximately

5.    Term.

One (1) year commencing from September 1 1999 with an option for a 2nd year one (1) years fixed term commencing from September 1, 2000. However, the tenant shall have the right to terminate this tenancy after the expiration of the first fixed twelve (12) months by giving three (3) months' advance written notice to the Landlord.

6.    Rental

US$4,000 per month inclusive of management fee and monthly clubhouse membership fee of US$120 / month but not including all other expenses of tenant.

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7.    Management Fee

US$278 per month and is subject to review from time to time.

8.    Rent-free Period

The tenant will be given a rent-free period of N/A days commencing from N/A. However, during the rent-free period, the tenant shall be responsible for payment of management fee and other expenses.

9.    Option to Renew

The tenant shall have an option to renew the tenancy for a further term of one (I) year upon expiration of this tenancy at US$4,000 per month.

10.   Security Deposit

US$8,000, which is equivalent to two months' rental and management fee.

11.   Payment of Deposits

Initial Deposit:     US$4,000 upon confirmation of this letter of offer.
Balance Deposit:     US$4,000 upon signing of the Tenancy Agreement or
                     upon' handing over of the Premises, whichever is the earlier.
First-month Rental:  Agreement or upon handing over of the Premises, whichever is the earlier

12.   Usage

Residential only.

13.   Possession

Vacant Possession of the Premises shall be delivered to the Tenant on the commencement date of this tenancy subject to execution of the Tenancy Agreement referred to hereunder. Property must be livable condition & acceptable to Tenant. Basement must not have any water problems and all electricity and utilities must be in working order.

14.   Legal Costs

Each party shall bear its own legal cost but the stamp duty on this Agreement, the Tenancy Agreement and its counterpart shall be borne by the parties in equal shares.

15.   Landlord's Provision

As per attachment.

16.   Includes all appliances. (List Attached)

17. Includes woodwork and hardware to complete the walk-in closet on the third floor in the master bedroom.

18.   Includes draperies and blinds.

19.   Includes bunk beds and mattresses in the basement.

After signing this Letter of Offer if the Tenant fails to comply with any of the provisions herein contained, this Letter of Offer shall be determined and the initial deposit paid hereunder shall be forfeited to the Landlord but without prejudice to the right of the Landlord to claim any further damages it may suffer over and above the said deposit.

P1ease confirm your acceptance of the above by signing and returning to us the duplicate copy of this letter together with your cheque in the sum of US$$4,000 made payable to "Baywater Developments Limited" being the initial deposit on or before signing of this Offer Letter, otherwise, the above offer will be automatically withdrawn without further reference to you.

The exchange rate for 135 Dollars to Renminbi shall be the average rate as announced by the People's Bank of China on the day on which payment is made for the security deposit, first-month's rental and management fee (if any) and shall be the average rate as announced by the People's Bank of China on the 2Oth day of the preceding month for the second and subsequent month's rental and management fee (if any).

      This Agreement is governed by the Laws or the People's Republic of China.


Yours faithfully,
For and on behalf or

BAYWATER DEVELOPMENTS LIMITED

Authorized Signature                      [chop]


Confirmed and Accepted by:

China Peregrine Food Corporation          [chop]
Date: July 1, 1999